Exhibit 10.3

GUARANTY

GUARANTY, dated as of May 23, 2025 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), made by BLACKROCK MONTICELLO DEBT REAL ESTATE INVESTMENT TRUST, a Maryland statutory trust (“Guarantor”), in favor of NATIXIS, NEW YORK BRANCH (together with its successors and permitted assigns, “Buyer”).

RECITALS

Pursuant to that certain Master Repurchase Agreement and Securities Contract, dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), between Buyer and BLKM I, LLC, a Delaware limited liability company (“Seller”), Seller has agreed to sell, from time to time, to Buyer certain Eligible Assets, as defined in the Repurchase Agreement (collectively, the “Purchased Assets”), upon the terms and subject to the conditions as set forth therein. Pursuant to the terms of that certain Custodial Agreement, dated as of the date hereof, among Computershare Trust Company, N.A. (“Custodian”), Buyer and Seller (the “Custodial Agreement”), Custodian is required to take possession of the documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. The Repurchase Agreement, the Custodial Agreement, this Guaranty and any other agreements executed in connection with the Repurchase Agreement and the Custodial Agreement shall be referred to herein as the “Program Documents”.

It is a condition precedent to Buyer purchasing the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Repurchase Agreement and the other Program Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer, as follows:

1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are so used as so defined.

“Aggregate Recourse Amount” means the total sum, for all Purchased Assets, of the applicable Recourse Percentage for each such Purchased Asset, multiplied by the then-currently unpaid aggregate outstanding Repurchase Price of each such Purchased Asset.

“Authorized Representative of Guarantor” means each of the natural persons listed below, and such other natural persons who may be identified in writing from time to time by Guarantor (together with such evidence as Buyer may reasonably request) as having subsequently assumed the same or a substantially similar role with respect to Guarantor:

Name	Title
Barry W. Szarvas, Jr.	Chief Financial Officer
Marc A. Fox	Treasurer
James E. Rehlaender III	Executive Vice President
Jonathan M. Litt	Assistant Treasurer
Jessica Dulgerian Anthony Sorrentino	Authorized Representative Authorized Representative

“BlackRock Subscription Agreement” shall mean, that certain Subscription Agreement, dated March 4, 2025, from BlackRock Advisor to Guarantor, pursuant to which BlackRock Advisor has committed to purchase Class E common shares of beneficial interests of Guarantor, as same may be amended, modified and/or restated from time to time.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person that is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing, whether voting or nonvoting.

“Cash Equivalents” means (a) direct obligations of, or obligations on which the principal and interest are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof; (b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; (e) (i) mortgage loans that are subject to a commitment to purchase from any of Fannie Mae, Freddie Mac, Ginnie Mae, the United States Federal Housing Administration or the United States Department of Housing and Urban Development (individually an “Agency”), (ii) securities issued or guaranteed by any Agency in connection with the sale or transfer of mortgage loans, and (iii) commercial mortgage backed securities rated at least “Aaa” (or the then equivalent grade) by Moody’s or “AAA” (or the then equivalent grade) by S&P; (f) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P; (g) undrawn equity commitments that qualify for draws under subscription lines; (h) equity subscriptions received in good order with receipt of funds scheduled to occur within 5 business days; (i) undrawn funds available from committed funding facilities; and (j) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (h) above.

“Convertible Debt Securities” shall mean any debt securities of Guarantor, the terms of which provide for conversion into Capital Stock, cash by reference to such Capital Stock, or a combination thereof.

“Fannie Mae” shall mean Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association, or any successor thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Ginnie Mae” means the Government National Mortgage Association, or any successor thereto.

“Guarantee Event” means the occurrence of any of the following:

(i) (A) the filing by the Seller, Pledgor, Guarantor or an Affiliated Originator (each, a “Seller Party”) of any voluntary petition under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or (B) the commencing, or authorizing the commencement, by any Seller Party of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors;

(ii) an involuntary bankruptcy or insolvency petition, case or proceeding is commenced against any Seller Party under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors in connection with which a Seller Party or any Affiliate thereof has or have colluded in any way with the creditors in connection with such petition, case or proceeding;

(iii) any Seller Party seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for any Seller Party or any substantial part of the property of any Seller Party;

(iv) the making by any Seller Party of a general assignment for the benefit of creditors of any Seller Party in connection with any case or proceeding described in the foregoing clauses (i) or (ii);

(v) [reserved];

(vi) any material breach of the separateness covenants set forth in Section 13 of the Repurchase Agreement that results in the substantive consolidation of Seller with any other Person; or

(vii) the occurrence of a Change of Control.

“Guaranteed Obligations” means (i) all obligations and liabilities of Seller to Buyer, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, or whether for payment or for performance (including, without limitation, Price Differential accruing after the Repurchase Date for any Transaction and Price Differential accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Seller Party, whether or not a claim for post filing or post-petition interest is allowed in such proceeding), which arise under, or out of or in connection with the Repurchase Agreement, this Guaranty and any other Program Documents, whether on account of the Repurchase Price for the Purchased Assets, Price Differential, reimbursement obligations, fees, indemnities, costs or expenses (including, without limitation, reasonable fees and disbursements of external counsel to Buyer), in each case, that are required to be paid by Seller pursuant to the terms of such documents, (ii) all “claims” (as defined in Section 101 of the Bankruptcy Code) of Buyer against Seller or any other Seller Party and (iii) all court costs, enforcement costs and legal and other expenses (including reasonable fees and disbursements of external counsel) that are incurred by Buyer in the enforcement of any provision of the Program Documents, including, but not limited to, this Guaranty.

“Initial BlackRock Investment” shall mean, as of any date of determination, the amount of uncalled capital commitment of BlackRock Advisor for which Guarantor has a right to call capital from BlackRock Advisor pursuant to BlackRock Subscription Agreement.

“Interest Coverage Ratio” means for any period, the ratio of the interest income of Guarantor and its consolidated Subsidiaries for such period to the interest expense of Guarantor and their consolidated Subsidiaries for the same period, in each case, determined in accordance with GAAP; provided that this calculation shall exclude the interest income and interest expense attributable to the portions of assets financed by the forms of debt contemplated in clauses (a) and (b) of the definition of Total Debt.

“Lien” means, for purposes of this Guaranty, any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.

“Recourse Percentage” has the meaning set forth in the Fee Letter.

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Total Adjusted Net Worth” means the Total Net Worth of Guarantor and its consolidated Subsidiaries, plus equity subscriptions received in good order with receipt of funds scheduled to occur within 5 business days of Guarantor and its consolidated Subsidiaries.

“Total Debt” means borrowed money appearing on the balance sheet of Guarantor or its consolidated financial statements, less (a) any collateralized loan obligations or other securitization financings and (b) any promissory notes, consolidated senior interests (i.e. “A Notes”), or participation certificate obligations payable in connection with participations in loans that are, in each of clauses (a) and (b), non-recourse to Guarantor or any consolidated Subsidiaries.

“Total Liquidity” means the aggregate amount of unrestricted cash and Cash Equivalents of Guarantor and its consolidated Subsidiaries plus the Initial BlackRock Investment.

“Total Net Worth” means the total capital of Guarantor and its consolidated Subsidiaries as reflected in Guarantor’s most recent unaudited quarterly balance sheet or audited annual financial statements, as applicable, prepared in accordance with GAAP.

2. Guaranty. (a) Subject to Sections 2(b) and 2(c), Guarantor hereby, unconditionally and irrevocably, guarantees to Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations.

(b) Notwithstanding anything herein or in any other Program Document express or implied to the contrary, but subject to clause (c) below, the maximum liability of Guarantor under Section 2(a) shall in no event exceed an amount equal to the Aggregate Recourse Amount with respect to all Purchased Assets, measured at the time the Guaranteed Obligations become due and payable (the “Liability Cap”).

(c) Notwithstanding the foregoing, the Liability Cap SHALL BECOME NULL AND VOID and shall be of no further force or effect and the Guaranteed Obligations immediately shall become full recourse to Guarantor upon the occurrence of a Guarantee Event, and payments made in connection with the occurrence of a Guarantee Event shall not accrue toward the Liability Cap.

(d) [Reserved]

(e) In addition to the foregoing, Guarantor shall be liable for any losses, costs, damages, claims, expenses or other liabilities incurred by Buyer arising out of or attributable to any of the following events:

(i) any gross negligence, willful misconduct or illegal act on the part of any Seller Party or any Affiliate thereof or any officer, director, partner, member, employee, agent or representative of any Seller Party or any Affiliate thereof in connection with the execution and delivery of the Repurchase Agreement and the other Program Documents, or any certificate, report, notice, financial statement, representation, warranty or other instrument or document furnished to Buyer by any Seller Party or any Affiliate thereof in connection with the Repurchase Agreement or any other Program Document on the Closing Date or during the term of the Repurchase Agreement;

(ii) any failure by Seller to fund a Future Funding when the related borrower has satisfied the conditions to be satisfied by it under the related Purchased Asset Documents with respect to such Future Funding;

(iii) any claim by any Seller Party or any Affiliate thereof that, after Buyer has exercised its remedies under the Program Documents, Buyer is not the record and beneficial owner of, and did not acquire good and marketable title to, each Purchased Asset in accordance with the Program Documents;

(iv) [reserved];

(v) any recharacterization by any court of (a) any prior transfer of a Purchased Asset to Seller by any Affiliate of Seller or Guarantor or (b) any intermediate transfers of a Purchased Asset between one or more Affiliates of Seller or Guarantor prior to such Purchased Asset being transferred to Seller, in each case, as something other than a true sale or true contribution;

(vi) any Seller Party or any Affiliate of thereof seeks to contest, challenge, deny or repudiate: (a) any provision of the Program Documents, (b) any right or remedy of Buyer under any of the Program Documents, (c) any obligation, covenant, agreement or duty of a Seller Party or any Affiliate thereof under any of the Program Documents or (d) any Lien, security interest or control granted under or in connection with the Program Documents, Collateral or any Purchased Asset, excluding, in each case, good faith disputes regarding the terms of the Program Documents and provided that, for the avoidance of doubt, nothing in this clause (b)(vi) shall limit any Seller Party’s right to file any counterclaim in good faith, raise any meritorious defense in good faith, or otherwise avail itself of any right, remedy, or defense available to it to the extent such right, remedy, or defense is not expressly waived in any of the Program Documents and so long as such right, remedy, or defense is made or raised in good faith;

(vii) any intentional misappropriation or misapplication of any funds related to any of the Program Documents by a Seller Party or any Affiliate thereof;

(viii) without duplication of any event arising under clause (vi) of the definition of “Guarantee Event”, any material breach of the separateness covenants set forth in Section 13 of the Repurchase Agreement; or

(ix) any fraud or intentional material misstatement on the part of any Seller Party or any Affiliate thereof or any officer, director, partner, member, employee, agent or representative of any Seller Party or any Affiliate thereof in connection with the execution and delivery or performance of the Repurchase Agreement and the other Program Documents, or any certificate, report, notice, financial statement, representation, warranty or other instrument or document furnished to Buyer by any Seller Party or any Affiliate thereof in connection with the Repurchase Agreement or any other Program Document on the Closing Date or during the term of the Repurchase Agreement.

(f) Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Buyer in accordance with the Repurchase Agreement or any other Program Documents.

(g) Guarantor further agrees to pay any and all documented out-of-pocket expenses (including, without limitation, all out-of-pocket fees and disbursements of counsel) which may be paid or incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty.

(h) No payment or payments made by Seller or any other Person (other than Guarantor in respect of the Guaranteed Obligations) or received or collected by Buyer from Seller or any other Person (other than Guarantor in respect of the Guaranteed Obligations) by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor under this Guaranty which shall, notwithstanding any such payment or payments, remain liable for the amount of the Guaranteed Obligations until the Guaranteed Obligations are paid in full; provided, that this provision is not intended to allow Buyer to recover an amount greater than the amount of the Guaranteed Obligations.

(i) Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability under this Guaranty, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

3. Subrogation. Upon making any payment under this Guaranty, Guarantor shall be subrogated to the rights of Buyer against Seller and any collateral for any Guaranteed Obligations with respect to such payment; provided that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller to Buyer under the Program Documents or any related documents have been paid in full; and provided further that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Program Documents.

4. Amendments, etc. with Respect to the Guaranteed Obligations. Guarantor shall remain obligated under this Guaranty notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Guaranteed Obligations made by Buyer may be rescinded by Buyer and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Program Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time with the consent of Seller and Guarantor (such consent not to be unreasonably withheld), and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Guaranteed Obligations or for this Guaranty or any property subject thereto. When making any demand under this Guaranty against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other guarantor or any release of Seller or such other guarantor shall not relieve Guarantor of its Guaranteed Obligations or liabilities under this Guaranty, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5. Guaranty Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guaranty constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between Seller or Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Guaranteed Obligations until payment in full of the Guaranteed Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Program Document, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guaranty or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Guaranteed Obligations other than Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations or of Guarantor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies under this Guaranty against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability under this Guaranty, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns, and shall inure to the benefit of Buyer, and its successors, endorsees, transferees and assigns, until all the Guaranteed Obligations and the obligations of Guarantor under this Guaranty shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Program Documents Seller may be free from any Guaranteed Obligations.

(b) Without limiting the generality of the foregoing, Guarantor, hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i) Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller, or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller or against any other guarantor, or against any other person or security.

(ii) Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about each of Seller’s financial condition, the status of other guarantors, if any, of circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii) Guarantor has independently reviewed the Program Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Buyer, Guarantor is not in any manner relying upon any other Person’s determination of the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.

6. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any of Seller or any substantial part of Seller’s property, or otherwise, all as though such payments had not been made.

7. Payments. Guarantor hereby agrees that the Guaranteed Obligations will be paid to Buyer without set-off or counterclaim in Dollars at the address specified in writing by Buyer.

8. Representations and Warranties. Guarantor represents and warrants that:

(a) Guarantor is duly formed, validly existing and in good standing under the laws and regulations of the state of Guarantor’s formation. Guarantor has the legal capacity and the legal right to execute and deliver this Guaranty and to perform Guarantor’s obligations under this Guaranty;

(b) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

(c) this Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d) the execution, delivery and performance of this Guaranty will not violate any Requirement of Law or any provision of any security issued by Guarantor or of any agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound (“Guarantor Obligation”), and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Guarantor Obligation of Guarantor;

(e) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or against any of Guarantor’s properties or revenues which could reasonably be expected to result in any Material Adverse Change or which could reasonably be expected to have an adverse effect on the validity of the Guaranty or any of the transactions contemplated hereby; and

(f) Guarantor has filed or caused to be filed all income and other material tax returns which are required to be filed and has paid all income and other material taxes shown to be due and payable on said returns or on any assessments made against Guarantor or any of Guarantor’s property and all other taxes, fees or other charges imposed on Guarantor or any of Guarantor’s property by any Governmental Authority except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no tax lien has been filed, and, to the knowledge of Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge that are not being contested in good faith as provided above.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date hereof, on the date of each Transaction under the Repurchase Agreement and on each date a Transaction is outstanding under the Repurchase Agreement, as though made under this Guaranty on and as of such date.

9. Covenants; Cure Rights.

(a) Covenants.

(i) Minimum Total Net Worth. Commencing with the second full fiscal quarter ending after the Closing Date, Guarantor shall maintain, as of the last day of any fiscal quarter following the Closing Date, Total Net Worth in an amount not less than 70% of the net cash proceeds (net of underwriting discounts and commissions, and other out-of-pocket expenses incurred by Guarantor in connection with such issuances or sales) received by Guarantor from issuances or sales of its Capital Stock (other than Capital Stock constituting Convertible Debt Securities, Capital Stock issued pursuant to Guarantor’s distribution reinvestment plan and Capital Stock issued or sold pursuant to the BlackRock Subscription Agreement) from and after its date of formation, minus the aggregate amount of Capital Stock that has been repurchased by Guarantor from its shareholders as of such date.

(ii) Maximum Leverage Ratio. Commencing with the second full fiscal quarter ending after the Closing Date, Guarantor shall maintain, as of the last day of any fiscal quarter following the Closing Date, a ratio of Total Debt to Total Adjusted Net Worth no greater than 4.50 to 1.00.

(iii) Minimum Total Liquidity. Commencing with the second full fiscal quarter ending after the Closing Date until the end of the third full fiscal quarter ending after the Closing Date, Guarantor shall maintain, as of the last day of each such fiscal quarter following the Closing Date, Total Liquidity in an amount not less than $5,000,000. Commencing with the fourth full fiscal quarter following the Closing Date, Guarantor shall maintain, as of the last day of any fiscal quarter (commencing with the fourth full fiscal quarter following the Closing Date), Total Liquidity in an amount not less than $20,000,000.

(iv) Minimum Interest Coverage Ratio. Commencing with the second full fiscal quarter ending after the Closing Date, Guarantor shall maintain an Interest Coverage Ratio of at least 1.25 to 1.00, calculated as of the last day of any fiscal quarter following the Closing Date using the results of the twelve-month period ending on such day; provided that, if Guarantor fails to comply with the covenant set forth in this Section 9(a)(iv), then Guarantor shall have the right to have such covenant failure waived by meeting a minimum Total Liquidity of $30,000,000, provided such minimum Total Liquidity is achieved by Guarantor and its consolidated Subsidiaries within thirty (30) days after the end of the fiscal quarter that the covenant set forth in this Section 9(a)(iv) was not met and Guarantor and its consolidated Subsidiaries shall thereafter maintain the $30,000,000 minimum Total Liquidity until such time as the covenant set forth in this Section 9(a)(iv) has been met.

(v) Guarantor shall, promptly, and in any event within ten (10) Business Days after entering against Guarantor of a final judgment or judgments for payment of money in excess of $25,000,000, give to Buyer notice of such judgment or judgments.

(b) Cure Right.

(i) If Guarantor fails to comply with the requirements of any financial covenant set forth in Section 9(a)(i)-(iv) (each, a “Financial Covenant” and, collectively, the “Financial Covenants”), then from and after the date that is the earlier of (x) the date that an Authorized Representative of Guarantor or an Authorized Representative of Seller obtains knowledge of such failure to comply and delivers a notice thereof to Buyer and (y) the date that Buyer notifies Guarantor of such failure to comply (such earlier date, the “Cure Trigger Commencement Date”) until the date that is the earlier of (A) the date that is 30 days after the Cure Trigger Commencement Date and (B) the date that is 10 days following the date that the financial statements were required to be delivered for the relevant period pursuant to the Repurchase Agreement, as the case may be (such period, the “Cure Period”), Guarantor shall have the right (the “Cure Right”) to give irrevocable written notice to Buyer of its intent (on behalf of itself or its Subsidiaries) to receive cash capital contributions, or sell assets for cash or receive cash in respect of any investments or from any other source in an amount that, if applied in the manner described in clause (C) below for the relevant testing period, would have been sufficient to cause compliance with the Financial Covenants for such period (an “Equity Cure”); provided that:

(A) Guarantor and its Subsidiaries shall not be entitled to exercise the Equity Cure any more than five times prior to the Facility Termination Date and in each four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Equity Cure shall have been made;

(B) No Default or Event of Default shall be deemed to exist pursuant to any Financial Covenant (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred) during the Cure Period (provided that, if the Equity Cure is not consummated within the Cure Period, in the absence of the granting of a compliance waiver or an extension of the Cure Period by Buyer, each such Default or Event of Default shall be deemed to have occurred);

(C) The cash amount received by Guarantor or its Subsidiaries pursuant to exercise of the right to make an Equity Cure shall be:

a. in the case of a failure to comply with the Minimum Total Net Worth, Maximum Leverage Ratio and Minimum Interest Coverage Ratio Financial Covenants set forth in Sections 9(a)(i), (ii) and (iv), applied to increase the Total Net Worth of Guarantor and its Subsidiaries and either (A) reduce Total Debt (if applied to the repayment of Total Debt) or (B) increase cash and Cash Equivalents on the balance sheet of Guarantor or its Subsidiaries (but not both), as elected by Guarantor in its sole discretion, which increase shall be deemed to have occurred on the last day of the applicable fiscal quarter for which such Equity Cure is being made; and

b. in the case of a failure to comply with the Minimum Total Liquidity Financial Covenant set forth in Section 9(a)(iii), added to Total Liquidity in the calculation thereof solely to the extent constituting unrestricted cash and Cash Equivalents;

(D) any Equity Cure pursuant to clause (C)(a) or clause (C)(b) above shall only be taken into account for purposes of calculating compliance with the Financial Covenants (and not for any other use of Total Net Worth, leverage ratio or Total Liquidity under this Guaranty or any other Program Document) and shall be included in each Financial Covenant as set forth in clauses (A), (B), (C)(a) and (C)(b) above, in all instances for purposes of determining whether there has been a failure to comply with such Financial Covenant; and (v) the amount of any Equity Cure shall be no more than the amount required to cause Guarantor to be in pro forma compliance with the applicable Financial Covenant for which the Equity Cure is being made pursuant to clause (C)(a) or clause (C)(b) above, as applicable (and Guarantor shall deliver an updated and duly executed compliance certificate (as contemplated in the Repurchase Agreement) evidencing such pro forma compliance).

(ii) Notwithstanding anything in this Guaranty to the contrary, following the delivery by Guarantor of a written notice to Buyer of its intent to exercise the Cure Right (x) Buyer shall not be permitted to exercise any rights then available as a result of an Event of Default under this Article on the basis of a breach of any of the Financial Covenants until the expiration of the Cure Period so as to enable Guarantor to consummate its Cure Right as permitted under this Section 9(b) and (y) for the avoidance of doubt, if an Event of Default would have occurred and be continuing had Guarantor not had the option to exercise the Cure Right as set forth in clause (i) above and not exercised such Cure Right pursuant to the foregoing provisions, Buyer shall not be required, from the date such Event of Default would have occurred until the date such Event of Default is cured in accordance with the terms of clause (i) above (or waived in accordance with the terms of the Repurchase Agreement), to enter into any Transaction or increase the Purchase Price with respect to any Purchased Asset under the Repurchase Agreement.

10. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

12. No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy under this Guaranty or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege under this Guaranty shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege under this Guaranty shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy under this Guaranty on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

13. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer; provided that, subject to any limitations set forth in the Repurchase Agreement, any provision of this Guaranty may be waived by Buyer in a letter or agreement executed by Buyer. This Guaranty shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of Buyer and its successors and assigns. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAWS, RULES OR PROVISIONS OF THE STATE OF NEW YORK THAT WOULD CAUSE THE APPLICATION OF THE LAWS, RULES OR PROVISIONS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

14. Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted to be given to Guarantor under this Guaranty shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email with confirmation of delivery provided that such emailed notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified under its signature below or at such other address and person as shall be designated from time to time by Guarantor, in a written notice to Buyer in the manner provided for in Section 17 of the Repurchase Agreement. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of email, upon receipt of confirmation of delivery; provided that such emailed notice was also delivered as required in this Section 14. A party receiving a notice which does not comply with the technical requirements for notice under this Section 14 may elect to waive any deficiencies and treat the notice as having been properly given.

15. SUBMISSION TO JURISDICTION; WAIVERS. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR GUARANTOR AND GUARANTOR’S PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND THE OTHER PROGRAM DOCUMENTS TO WHICH GUARANTOR IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT GUARANTOR MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO GUARANTOR AT GUARANTOR’S ADDRESS SET FORTH UNDER GUARANTOR’S SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

16. Integration. This Guaranty represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

17. Acknowledgments. Guarantor hereby acknowledges that:

(a) Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the related documents;

(b) Buyer has no fiduciary relationship to Guarantor, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and

(c) no joint venture exists between or among any of Buyer, Guarantor and Seller; and

(d) (i) Guarantor is entering into this Guaranty to induce Buyer to enter into the Repurchase Agreement and (ii) this Guaranty relates to the Repurchase Agreement and the Transactions thereunder as part of an integrated, simultaneously-closing suite of secured financial contracts.

18. WAIVERS OF JURY TRIAL. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

19. Electronic Signatures. This Guaranty may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Guaranty in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Guaranty. The parties agree that this Guaranty, any addendum or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Guaranty may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-Sign, the Uniform Electronic Transactions Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third-party electronic signature capture service providers with appropriate document access tracking, electronic signature tracking and document retention as may be approved by Buyer in its sole discretion.

20. Intent. This Guaranty is intended to constitute a security agreement or other arrangement or other credit enhancement related to and provided “in connection with” the Repurchase Agreement and Transactions thereunder as defined under Sections 741(7)(A)(xi) and 101 (38A) of the Bankruptcy Code. It is understood and agreed that this Guaranty constitutes a “ securities contract” and “master netting agreement” as such terms are defined, respectively, in Sections 101 and 741(7)(A) of the Bankruptcy Code, and that any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty, the Guaranteed Obligations, the Repurchase Agreement and any Transaction arising thereunder is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 555 and 561 of the Bankruptcy Code. Guarantor hereby further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Guaranty, the Repurchase Agreement or any Transaction thereunder as a “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.

21. Miscellaneous. The provisions of Section 33 of the Repurchase Agreement (to the extent not already addressed in this Guaranty) are incorporated herein, mutatis mutandis.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR:

BLACKROCK MONTICELLO DEBT REAL ESTATE INVESTMENT TRUST, a Maryland statutory trust, as Guarantor

By:	/s/ Marc Fox
Name:	Marc Fox
Title:	Treasurer

Address for Notices to Guarantor:

BlackRock Monticello Debt Real Estate Investment Trust

50 Hudson Yards

New York, NY 10001 Attention: James Rehlaender III

Email: tripp.rehlaender@blackrock.com

With a copy to:

MONTICELLOAM LLC

600 Third Avenue

21st Floor

New York, NY 10016 Attention: Marc Fox

Telephone: (267) 474-7348

Email: mfox@monticelloam.com

BUYER:

NATIXIS, NEW YORK BRANCH

By:	/s/ Jonathan Rechner
Name:	Jonathan Rechner
Title:	Executive Director

By:	/s/ Michele Biancolin
Name:	Michele Biancolin
Title:	Director